Exhibit 3.1
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SEASPINE HOLDINGS CORPORATION
SeaSpine Holdings Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation filed with the Secretary of State on June 29, 2015 (the "Certificate of Incorporation").
2.ARTICLE IX of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
ARTICLE IX.
A.     Unless the Corporation consents in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer or employee of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation, or (v) any action asserting a claim against the Corporation or any director, officer or employee of the Corporation governed by the internal affairs doctrine. This Paragraph A shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended.
B.     Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C.     To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
D.     The existence of any consent in writing by the Corporation to the selection of an alternate forum either in accordance with Paragraph A or B of this Article IX, shall not act as a waiver of the Corporation’s consent right as set forth in this Article IX with respect to any current or future actions or claims.
E.     The failure to enforce any provision or provisions of this Article IX would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce such provision or provisions.
3.This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 2nd day of June, 2021.

SEASPINE HOLDINGS CORPORATION
By:	/s/ Patrick L. Keran
Name:	Patrick L. Keran
Title:	Senior Vice President, General Counsel and Secretary

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